Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Reports Results for the Third Quarter of Fiscal 2026

Commenced Production at Burke Hollow, America’s Largest Greenfield ISR Uranium Project

UEC is Now Operating Two of its Three U.S. Hub-and-Spoke ISR Production Platforms, Anchored by the Largest Uranium Resource Base in the U.S.

$794 Million of Liquid Assets(1) and No Debt

Building America’s Only Vertically Integrated Uranium Fuel Supply Chain from Mining through Refining and Conversion

Fiscal Q3 2026 Operational Highlights:

●	Operations Commenced at Burke Hollow ISR Project: America’s largest greenfield in-situ recovery (“ISR”) project to come into production in over a decade started operations in South Texas.
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Maintaining Low-Cost Production Profile: During the quarter, 32,195 pounds of uranium concentrate were produced at a Total Cost per Pound(2) of $54.61, including a Cash Cost per Pound(2) of $46.69. Total Cost per Pound rose in the third quarter primarily due to lower production resulting from timing of regulatory approvals for new header houses that started operating later in the quarter and an increase in State taxes. Since commissioning, UEC’s Total Cost per Pound remains a leader in the domestic industry at $39.30, including a Cash Cost per Pound of $32.40, across 276,516 pounds.

●

Received Regulatory Approval for Expanded Production at Christensen Ranch: Three new header houses in Wellfield 11 began production towards the end of the quarter. Five additional header houses are under construction and one additional header house is complete, awaiting regulatory approval.

●	Continued Production Ramp Up: Production rates are expected to increase in the fourth fiscal quarter with new header houses at Christensen Ranch and Burke Hollow operational for the full quarter.
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Advancing Towards Construction at the Ludeman Project: The 240-hole delineation drilling program was completed. Ludeman is planned to be the Company’s third operating ISR uranium mine and designed to feed the Irigaray Central Processing Plant (“CPP”).

●	Sweetwater Delineation Drill Program Completed: A 200-hole delineation drilling program in the first two planned wellfields at Sweetwater was completed.
●

Roughrider Pre-Feasibility Progressing: Core drilling is over 80% complete to support a planned pre-feasibility study (“PFS”) for the world class Roughrider Project located in the Athabasca Basin of Saskatchewan, Canada.

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United States Uranium Refining & Conversion Corp ("UR&C"): Achieved its first U.S. Nuclear Regulatory Commission ("NRC") licensing milestone with receipt of a Docket Number for its planned uranium conversion facility. Ongoing discussions with the U.S. Department of Energy (“DOE”) regarding strategic nuclear fuel cycle infrastructure has led UR&C to broaden its site selection process. Additional candidate locations were added to ensure alignment with federal priorities to restore domestic uranium conversion capacity and strengthen America's nuclear fuel supply chain. This work has culminated in the identification of a final shortlist of candidate locations. Concurrently, work led by Fluor Corporation (“Fluor”) is advancing into a new phase with the significant expansion of engineering and technical resources supporting facility design, siting, licensing and development.

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Critical Minerals Portfolio Update: A recently completed independent report concluded that UEC’s Alto Paraná Titanium and Vanadium Project in Paraguay represents a globally significant critical minerals platform. The study determined the project has potential to materially contribute to the security and diversification of U.S. supply chains for titanium and vanadium. The report also reinforces the value of UEC’s disciplined approach to identifying, acquiring and developing assets aligned with national security, advanced manufacturing and resilient critical minerals supply chains. The report was conducted by TZ Minerals International PTY LTD (“TZMI”), a global leader in titanium and critical minerals market intelligence, which evaluated the project and its positioning within the U.S. critical materials framework.

Fiscal Q3 2026 Financial Highlights:

●	Robust Balance Sheet: $794 million in liquid assets(1), including cash of $488 million, with no debt.
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Strategic Inventory Position in a Tightening Market: 1,456,000 pounds of U₃O₈ at April 30, 2026, valued at $127 million at market prices(1), excluding 276,516 pounds of precipitated uranium and dried and drummed U3O8 at the Irigaray CPP. The Company maintained its uranium inventory during the quarter, preserving pricing optionality and full exposure to uranium prices through its 100% unhedged strategy.

U.S. Uranium Policy Developments:

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Department of Energy Initiative – Nuclear Dominance “3 by 33” Campaign: On April 23, 2026, the DOE, through its Office of Nuclear Energy and the Defense Production Act ("DPA") Nuclear Fuel Cycle Consortium, launched the “Nuclear Dominance — 3 by 33” campaign to secure the United States’ nuclear fuel supply chain and support future reactor deployment.

The campaign is structured around three core objectives to be achieved by 2033: (1) catalyzing a secure and cost-competitive domestic nuclear fuel supply chain across all stages, including mining and milling, conversion, enrichment and recycling; (2) accelerating advanced reactor deployment while progressing toward a closed fuel cycle; and (3) leveraging the DPA framework to align workforce development, financing, innovation and industry collaboration in support of a nuclear buildout. This initiative represents a coordinated federal-industry effort to address critical gaps across the nuclear fuel cycle and reduce reliance on foreign sources, while enabling the long-term expansion of U.S. nuclear energy capacity.

Corpus Christi, TX, June 9, 2026 – Uranium Energy Corp (NYSE American: UEC) (the “Company” or “UEC”) is pleased to announce that it has filed its Quarterly Report on Form 10-Q for the quarter ended April 30, 2026.

Amir Adnani, President and CEO, stated:

“During the quarter, we achieved a series of defining milestones that reflect both the strength of our execution along with the depth and scale of our asset base. We commenced production at Burke Hollow, America’s largest greenfield ISR project to enter production in more than a decade. This marked a major step forward for UEC in expanding domestic uranium supply.

At Christensen Ranch, we began production from new header houses while continuing to build additional capacity, reinforcing our phased approach to disciplined growth. At the same time, we continued to advance Ludeman, our next planned ISR uranium operation, completing delineation drilling and engineering work.

Financially, we remain exceptionally well positioned with a strong balance sheet, significant liquidity, no debt and a growing inventory base that supports our ability to execute our business strategy. This balance sheet, combined with our unique unhedged strategy, provides the flexibility to be selective in the execution of sales, as demonstrated in this third quarter where we preserved our inventory.

Importantly, these achievements come amid a broader national shift, highlighted by the DOE’s ‘Nuclear Dominance - 3 by 33’ initiative, which underscores the urgency of rebuilding a secure, domestic fuel supply chain. We are proud to be contributing to this mission by advancing the largest U.S. uranium resource base and addressing the acute bottleneck in conversion through UR&C. These efforts are building the foundation for a strong, domestic nuclear fuel cycle in America.”

Powder River Basin, Wyoming, Hub-and-Spoke ISR Operations

Hub: Irigaray CPP; Spokes: Christensen Ranch and Ludeman

As of April 30, 2026, total cumulative production from Christensen Ranch was approximately 277,000 pounds of precipitated uranium and dried and drummed U3O8 at the Irigaray CPP at a Total Cost per Pound of $39.30, including a Cash Cost per Pound of $32.40.

In the third fiscal quarter, 32,195 pounds of uranium were produced at Christensen Ranch at a Total Cost per Pound of $54.61, including a Cash Cost per Pound of $46.69. Total Cost per Pound increased from $44.14 in the prior quarter as a result of lower production due to timing of regulatory approvals for new header houses that started operating later in the quarter and an increase in State taxes. The latter stems from an increase in the industry factor used by the Wyoming Department of Revenue to value extracted uranium for severance and ad valorem tax purposes. Production‑Based Royalties, Ad Valorem and Severance Tax per Pound(2) increased from $6.67 in the second quarter to $8.11 in the third quarter of fiscal 2026 as a result of the increase in State taxes.

On March 23, 2026, the Company announced that it had secured State regulatory approval and commenced operating three additional header houses in Wellfield 11 at Christensen Ranch. Preconditioning of Wellfield 11 started thereafter, followed by carbon dioxide and oxygen injection to initiate the uranium recovery process. At the end of April, a small amount of uranium extracted from Wellfield 11 had reached the precipitation stage. As a result, preconditioning, leaching and precipitation costs were capitalized as production costs for the quarter, while the associated production volume from Wellfield 11 has yet to be fully reflected. This timing difference also contributed to the increase in Total Cost per Pound reported for the quarter.

With new header houses online for the full quarter, production is expected to increase in the fourth fiscal quarter, which is expected to lower Total Cost per Pound at Christensen Ranch.

The Company continued to develop new production areas at Christensen Ranch during the quarter. One header house in Wellfield 11 is complete and is awaiting regulatory approval. Five more header houses are under construction in Wellfields 12 and 10-extension. Additionally, baseline water quality sampling was completed in Wellfield 10-extension.

At Ludeman, UEC’s third ISR project, the previously announced 240-hole delineation drill program was completed. This work will assist wellfield pattern design currently underway. Additionally, core samples were collected for subsequent laboratory testing.

Engineering work for the satellite ion-exchange plant progressed with the plant layout and pad design largely finalized and with fabrication of the ion-exchange vessels ahead of schedule. The engineering team continues to advance the remainder of the mechanical equipment specifications, which allows the Company to begin the procurement process for longer lead time equipment. Uranium captured on ion-exchange resin at the Ludeman satellite plant will be transported to the Company’s Irigaray CPP, UEC’s hub in the Powder River Basin, for stripping, precipitation, drying and packaging.

South Texas Hub-and-Spoke ISR Operations

Hub: Hobson CPP; Spoke: Burke Hollow

On April 8, 2026, the Company announced that it had received approval from the Texas Commission on Environmental Quality and commenced production at the Burke Hollow project in South Texas. In order to initiate the uranium recovery process, oxygen and carbon dioxide were injected into the wellfield and will provide initial feed to the ion-exchange plant. Burke Hollow is anticipated to contribute to production in the fiscal fourth quarter of 2026.

Burke Hollow’s satellite ion-exchange plant, including columns, resin and water treatment systems with an overall capacity of 2,500 gallons per minute was commissioned in the fiscal third quarter.

Wellfield development continued in phase 1A. An additional 46 wells were completed and tested for mechanical integrity facilitating installation of pumps and related piping and infrastructure. The main trunkline, piping and valves have been installed and tested, as well as piping for oxygen delivery to the field.

Sweetwater, Wyoming, Hub-and-Spoke Development

At Sweetwater, another permitting milestone was achieved in the FAST-41 federal permitting process with the finalization of the Bureau of Land Management’s ("BLM") completeness review of UEC’s Plan of Operations for ISR operations. BLM’s 30-day public comment period for the Plan of Operations began on March 16, 2026 and ended April 17, 2026. Comments will be evaluated during the National Environmental Policy Act process, which began in June 2026.

A 200-hole delineation drilling program in the first two planned wellfields at Sweetwater commenced in March and was completed in early May for the Sweetwater North area where wellfield pattern planning has commenced. A second 200-hole delineation drilling program is scheduled to begin in July 2026 where the third ISR wellfield at Sweetwater is planned.

The Company has commenced the assessment of refurbishment requirements for the Sweetwater Mill for both conventional and ISR operations. Ion-exchange vessels for the Sweetwater ISR circuit are under construction.

Roughrider Project, Saskatchewan

As part of the planned pre-feasibility study at the Roughrider Project, the Company has substantially completed a 35,000-meter conversion core drilling program. This included resource targets across the West Zone, East Zone and Far East Zone, aiming to convert inferred estimated resources into the indicated category at the Roughrider Project. 80% of the planned drilling has been completed to date.

UEC has engaged Tetra Tech Canada Inc. to provide lead technical services for the preparation of the PFS. Process flow diagrams, mass and water balance drawing and process equipment lists have been completed. Concurrently, UEC has provided an electrical load list and a transmission interconnection service request to SaskPower for a Definition Phase Agreement connecting high-voltage power to the Roughrider Project.

The Company continues to advance Roughrider through technical and environmental studies, community engagement and assessing opportunities to further de-risk the project. The processes of updating the environmental baseline work and Indigenous engagement supports a future Environmental Impact Assessment and licensing required for uranium production.

United States Uranium Refining & Conversion Corp (UR&C)

During the quarter, UEC announced that UR&C had received a Docket Number from the U.S. NRC for its planned uranium conversion facility. This step represents a significant milestone for UEC on its path to becoming the only American vertically integrated nuclear fuel supplier, from mining through conversion and supports the resiliency of the U.S. nuclear fuel supply chain.

The formal license application is expected to be submitted once engineering and design activities, currently underway with Fluor, are complete and a site has been selected.

Following ongoing discussions with the DOE regarding strategic nuclear fuel cycle infrastructure, UR&C broadened its site selection process to evaluate additional candidate locations and ensure alignment with federal priorities for restoring domestic uranium conversion capacity and strengthening America's nuclear fuel supply chain. This work has culminated in the identification of a final shortlist of candidate locations.

Concurrently, work led by Fluor is advancing into a new phase in their Greenville, South Carolina offices, with a significant expansion of engineering and technical resources supporting facility design, siting, licensing and development.

Alto Paraná Titanium and Vanadium Project, Paraguay

The Alto Paraná Project hosts a globally significant titanium resource. UEC commissioned TZMI to review the project’s positioning within the U.S. critical materials framework. TZMI reviewed the potential opportunity and the previously disclosed resource estimate and initial assessment (“PEA”) disclosed by the Company in November 2023(4).

In its recently completed report, TZMI identified the project’s unique strategic fit, including being located in a U.S. aligned partner country, its access to clean, low-cost power and its ability to integrate into U.S. and allied downstream processing supply chains. It also highlighted that Alto Paraná presents an opportunity to directly address three structural vulnerabilities in U.S. critical minerals policy, being its current near-total reliance on imported titanium sponge feedstock, the high concentration of vanadium unit supply from a limited number of jurisdictions and the limited availability of large-scale, allied supply sources within the Western Hemisphere.

The PEA and this new report highlight the unique advantages of this world-class, large-scale ilmenite deposit, including its high grade, surface accessibility and low-cost, low-carbon advantages supported by proximity to hydroelectric power, enabling long-life production.

The PEA evaluated two development scenarios based on estimated indicated and inferred mineral resources. The first scenario yielded a net present value discounted at 8% (“NPV8”) of $419 million with a 21% post-tax internal rate of return (“IRR”) utilizing less than 0.2% of the regional resource per year. The second, larger-scale scenario set out a NPV8 of $1.55 billion with a 25% post-tax IRR utilizing less than 0.7% of the regional resource per year(3).

The project hosts an estimated inferred mineral resource of 3.58 billion tonnes at an average grade of approximately 7.3% TiO₂ and an estimated indicated mineral resource of 70 million tonnes at an average grade of approximately 7.6% TiO2 (4).

For further information regarding the project, including the PEA and resource estimate, please refer to the technical report summary titled “Technical Report Summary – Initial Assessment: Alto Paraná titanium project” dated November 2023, included in the Company’s Current Report on Form 8-K dated November 13, 2023 and available under its profile at www.sec.gov.

Conference Call Details

A conference call will be held at 11:00 a.m. ET (8:00 a.m. PT) on Tuesday, June 9, 2026, to discuss the Company's results, upcoming catalysts and current market conditions. To participate, please use one of the following methods:

Webinar: Click Here

North America (toll-free): 1-877-270-2148

International: 1-412-902-6510

An accompanying presentation will be available on UEC’s website at www.uraniumenergy.com and a replay of the event will be available following the presentation.

For further information, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2026, which includes the Company’s unaudited interim condensed consolidated financial statements and management’s discussion and analysis, and is available on the Company's website at www.uraniumenergy.com and under its profile at www.sec.gov.

Notes:

1.

As at April 30, 2026. Liquid assets consist of cash, equity securities, subscription receipts and uranium inventories. Does not include inventory in-process or dried and drummed concentrate at the Irigaray CPP. Market values for securities are based on applicable closing prices on April 30, 2026 and for uranium inventories are based on the spot price quoted from UxC at ConverDyn on such date.

2.

Total Cost per Pound, Cash Cost per Pound and Production‑Based Royalties, Ad Valorem and Severance Tax per Pound are not measures of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See “Non-GAAP Measures” below.

3.

The assessment is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves and there is no certainty that this economic assessment will be realized.

4.	Reported grades are expressed as in-situ whole rock TiO2 grades.

About Uranium Energy Corp

Uranium Energy Corp is America’s largest and fastest growing uranium company. The Company controls the largest uranium resource base and the most licensed production capacity in the United States, totaling approximately 12 million pounds per year across its Wyoming and South Texas platforms. In Canada, the Company controls one of the most extensive land and resource portfolios in the Athabasca Basin, anchored by the Roughrider Project in Saskatchewan. Through its wholly owned subsidiary, United States Uranium Refining & Conversion Corp, UEC is pursuing domestic refining and conversion capabilities to further strengthen the U.S. nuclear fuel supply chain. UEC maintains a 100% unhedged uranium strategy, providing full exposure to uranium market fundamentals. The Company is managed by professionals with decades of experience across uranium exploration, development, production and fuel cycle infrastructure.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: A0JDRR

ISIN: US9168961038

Non-GAAP Measures

This news release includes reference to "Total Cost per Pound", “Cash Cost per Pound”, “Non-Cash per Pound” and "Production‑Based Royalties, Ad Valorem and Severance Tax per Pound", which do not have standardized meanings under GAAP. We define: (i) Total Cost per Pound as the addition to in-process inventory and uranium concentrates from extraction (each a component of inventories on the consolidated balance sheets) for the applicable period divided by the quantity (in pounds) of precipitated uranium and dried and drummed U3O8 produced in such period; (ii) Cash Cost per Pound as the addition to in-process inventory and uranium concentrates from extraction (each a component of inventories on the consolidated balance sheets), excluding depreciation, depletion and amortization, for the applicable period divided by the quantity (in pounds) of precipitated uranium and dried and drummed U3O8 in such period; (iii) Non-Cash Cost per Pound as the difference between Total Cost per Pound and Cash Cost per Pound; and (iv) Production‑Based Royalties, Ad Valorem and Severance Tax per Pound (a component of Cash Cost per Pound) as the production‑based royalties, ad valorem and severance tax accrued for the applicable period divided by the quantity (in pounds) of precipitated uranium and dried and drummed U3O8 produced in such period. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders also use this information to evaluate our operating and financial performance. The use of these performance measures is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definition of these measures may differ from other mining companies and therefore may not be comparable. These non-GAAP measures should be read in conjunction with our consolidated financial statements for the applicable periods.

(in thousands of dollars, except cost per pound)		Three Months Ended April 30, 2026	Three Months Ended January 31, 2026	Cumulative Since Beginning of Fiscal 2025

Cash Production Costs	A	$1,242	$1,509	$7,166
Add
Production-Based Royalties		49	67	405
Ad Valorem and Severance Tax		212	238	1,388
Total Production-Based Royalties and Taxes	B	261	305	1,793

Total Cash Costs	C=A+B	$1,503	$1,814	$8,959
Add
Depreciation, depletion and amortization		255	205	1,907
Total Non-Cash Costs	D	$255	$205	$1,907

Total Costs	E=C+D	$1,758	$2,019	$10,866

Precipitated Uranium and Dried and Drummed Uranium Concentrate (pounds)	F	32,195	45,743	276,516

Cash Production Costs per Pound	G=A/F	$38.58	$32.99	$25.92
Production-Based Royalties, Ad Valorem and Severance Tax per Pound	H=B/F	8.11	6.67	6.48
Total Cash Cost per Pound		$46.69	$39.66	$32.40
Total Non-Cash Cost per Pound	I=D/F	7.92	4.48	6.90
Total Cost per Pound	J=G+H+I	$54.61	$44.14	$39.30

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release include, without limitation, statements regarding: the Company's expectations for its projects, including future work programs, regulatory approvals and planned development activities, expectations regarding the Alto Paraná Project, expectations regarding uranium markets and demand, the proposed PFS at Roughrider, the impacts of governmental initiatives and the Company's plans and goals respecting UR&C and the proposed development of refining and conversion capabilities. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to differ materially. These risks and uncertainties may include, among others: proposed exploration and development activities may not produce anticipated results; variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of necessary capital, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations; any deterioration in political support for nuclear energy or uranium mining; changes in government regulations and policies; changes in demand for nuclear power; any failure to obtain necessary permits and approvals from government authorities; weather and other natural phenomena; and the other risk factors set forth in the Company’s most recent annual report on Form 10-K and its other filings with the Securities and Exchange Commission, available under its profile at www.sec.gov. Many of these factors are beyond the Company’s ability to control or predict. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. Any forward-looking statement speaks only as of the date on which it’s made and the Company does not undertake any obligation to release publicly revisions to any forward-looking statement, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement.